[PETERS ELWORTHY & MOORE LETTERHEAD]
                               Salisbury House, Station Road
                                 Cambridge CB1 2LA England

Noise Cancellation Technologies, Inc.          Our Ref:  PRC/J/5799
1025 West Nursery Road, Suite 120              Date:     31 March 1998
Linthicum, MD  21090-1203  USA

Dear Sirs

Noise Cancellation Technologies (UK) Limited

We are writing to you with confirmation that the accounts for the year ended 31 December 1997 were audited under auditing standards which are "substantially similar" or "similar in all material respects" to US General Accepted Audit Standards.

Yours faithfully

/s/  PETERS ELWORTHY & MOORE